UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2012

ALBANY MOLECULAR RESEARCH, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-25323	14-1742717
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

21 Corporate Circle, P.O. Box 15098, Albany, NY	12212
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (518) 512-2000

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below) :

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(b)

On April 2, 2012, Dr. Paul Anderson informed the Company that he will not stand for reelection at the upcoming annual meeting of shareholders of the Company. Dr. Anderson’s decision was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 5.02(e)

On April 5, 2012 the Company entered into an Amended and Restated Employment Agreement (each an “Amended Agreement”, and collectively, the “Amended Agreements”) with each of Dr. Thomas D’Ambra, Mr. Mark Frost, Dr. Bruce Sargent, Dr. Steve Hagen and Ms. Lori Henderson (each an “Executive”, and collectively, the “Executives”). The Amended Agreements, among other things, provide the following:

•	For Dr. D’Ambra and Mr. Frost, the Amended Agreements replaced the existing ‘gross up’ language with a ‘modified cut back’ provision, which provision would apply to reduce the Severance Payments (as defined herein) to the Threshold Amount (as defined herein) only if the Executive is better off on an after-tax basis with the reduction in Severance Payments. This modification reflects the consideration by the Compensation Committee of the Board of Directors of the changing institutional investor views with respect to “gross up” provisions in executive employment agreements by making these provisions less favorable to the Executive and potentially less costly to the Company in the event of a Change of Control. The term “Severance Payments” means the aggregate amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise calculated in a manner consistent with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable regulations thereunder. The term “Threshold Amount” means an amount equal to three (3) times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00). For Ms. Henderson, Dr.Sargent and Dr. Hagen, the Amended Agreements replaced the existing full cut back provision with the modified cut back provision described in the foregoing sentences.

•	For each Executive, the definition of Change of Control was revised to require that the event causing the Change of Control be consummated or closed in order for such event to be considered a Change of Control. The amended definition of Change of Control is consistent with the definition of such action which is currently included in the Company’s Amended 2008 Option and Incentive Plan and is more restrictive than the previous definition, thereby limiting the situations in which a Change of Control might be deemed to have occurred.

•	For each Executive, other than Dr. D’Ambra, the Amended Agreements increased the severance that would be payable to the Executive in the event that he or she was terminated within two years following a Change of Control of the Company such that the Executive would receive 1.5 times the sum of (x) the Executive’s base salary at the rate then in effect plus (y) an amount equal to the Executive’s cash bonus, if any, received in respect of the immediately preceding year within thirty (30) days of the date of termination. Prior to the modification described herein, each Executive’s employment agreement, other than Dr. D’Ambra’s, provided that in the event that he or she was terminated within two years following a Change of Control of the Company the Executive would receive 1 times the sum of (x) the Executive’s base salary at the rate then in effect plus (y) an amount equal to the Executive’s cash bonus, if any, received in respect of the immediately preceding year within thirty (30) days of the date of termination.

•	For each Executive, the Amended Agreements require that within thirty (30) days of a Change of Control, the Company shall pay to the Executive a lump sum equal to the Executive’s pro rata target cash bonus for the year in which the Change of Control occurred (as such may be set forth in the Company’s bonus plan for such year and calculated assuming target achievement of corporate and personal goals); such pro rata amount to be determined based on the actual date of the closing of such Change in Control transaction. This provision was not in the employment agreements prior to the modification described herein.

The foregoing summary of the Amended Agreements does not purport to be complete and is qualified in its entirety by reference to the full texts of the Amended Agreements, copies of which are filed as Exhibits 10.1 through 10.5 attached hereto.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

10.1	Amended and Restated Employment Agreement, dated as of April 5, 2012, by and between the Company and Thomas E. D’Ambra, Ph.D.

10.2	Amended and Restated Employment Agreement, dated as of April 5 2012, by and between the Company and Mark T. Frost.

10.3	Amended and Restated Employment Agreement, dated as of April 5, 2012, by and between the Company and Steven R. Hagen, Ph.D.

10.4	Amended and Restated Employment Agreement, dated as of April 5, 2012, by and between the Company and Bruce J. Sargent, Ph.D.

10.5	Amended and Restated Employment Agreement, dated as of April 5, 2012, by and between the Company and Lori M. Henderson.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 5, 2012	ALBANY MOLECULAR RESEARCH, INC.

	By:	/s/ Mark T. Frost
Name: Mark T. Frost
Title: Senior Vice President, Administration,
Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement, dated as of April 5, 2012, by and between the Company and Thomas E. D’Ambra, Ph.D.

10.2	Amended and Restated Employment Agreement, dated as of April 5, 2012, by and between the Company and Mark T. Frost.

10.3	Amended and Restated Employment Agreement, dated as of April 5, 2012, by and between the Company and Steven R. Hagen, Ph.D.
10.4	Amended and Restated Employment Agreement, dated as of April 5, 2012, by and between the Company and Bruce J. Sargent, Ph.D.

10.5	Amended and Restated Employment Agreement, dated as of April 5, 2012, by and between the Company and Lori M. Henderson.